                                                                      EXHIBIT 12

                              LA QUINTA INNS, INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         (IN THOUSANDS, EXCEPT RATIOS)

                                         NINE MONTHS
                                      ENDED SEPTEMBER 30,                    YEARS ENDED DECEMBER 31,
                                     --------------------  ------------------------------------------------------
                                       1995       1994        1994       1993       1992       1991       1990
                                     ---------  ---------  ----------  ---------  ---------  ---------  ---------
Earnings (loss) before income taxes
 and extraordinary items and
 cumulative effect of accounting
 change............................  $ 68,970   $ 50,546   $   61,991  $  31,836  $  (7,270) $   2,185  $   3,398
Partners' equity in earnings and
 losses............................     9,611      8,724       11,406     12,965     15,081      9,421      8,408
Partners' equity in earnings of
 combined unincorporated ventures
 that do not have fixed charges....    (1,452)    (1,198)      (1,577)    (1,652)    (1,504)      (845)      (802)
Fixed charges......................    32,015     30,278       40,814     32,477     34,270     40,012     42,269
Interest capitalized...............      (817)      (811)        (889)    --            (50)    --         --
Amortization of capitalized
 interest......................... .      599        574          772        799        799      1,064      1,064
                                     --------   --------   ----------  ---------  ---------  ---------  ---------
  Earnings as adjusted.............  $108,926   $ 88,113   $  112,517  $  76,425  $  41,326  $  51,837  $  54,337
                                     --------   --------   ----------  ---------  ---------  ---------  ---------
                                     --------   --------   ----------  ---------  ---------  ---------  ---------
Fixed charges:
  Interest on long-term debt
   (before capitalized interest)...  $ 31,220   $ 29,470   $   39,749  $  31,366  $  33,137  $  38,713  $  40,911
  Portion of rental expense
   allocated to interest...........       795        808        1,065      1,111      1,133      1,299      1,358
                                     --------   --------   ----------  ---------  ---------  ---------  ---------
    Total fixed charges............  $ 32,015   $ 30,278   $   40,814  $  32,477  $  34,270  $  40,012  $  42,269
                                     --------   --------   ----------  ---------  ---------  ---------  ---------
                                     --------   --------   ----------  ---------  ---------  ---------  ---------
Ratio of earnings to fixed
 charges...........................       3.4x       2.9x         2.8x       2.4x       1.2x       1.3x       1.3x
                                     --------   --------   ----------  ---------  ---------  ---------  ---------
                                     --------   --------   ----------  ---------  ---------  ---------  ---------